Exhibit 99.2

PRESS RELEASE

16 October 2013

Boral Limited and USG Corporation to Form a World-Leading

Plasterboard & Ceilings Joint Venture in

Asia, Australasia & the Middle East

•	Combines USG’s best-in-class building products technologies and strategic assets in Asia, New Zealand and the Middle East with Boral’s leading plasterboard manufacturing and distribution footprint in Asia and Australia

•	Leading share positions in most markets served and uniquely positioned for synergistic expansion

•	US$1.6 billion[1] 50/50 joint venture with operations in 12 countries across Asia, Australasia and the Middle East

•	USG to make upfront cash payment to Boral of US$500 million on completion[2], with potential additional earn out payments to Boral of up to US$75 million

Boral Limited (ASX:BLD) and USG Corporation (NYSE:USG) today announced that they have entered into agreements to form a strategic joint venture to create a world-leading building business, USG Boral Building Products. The 50/50 joint venture will leverage the two companies’ iconic brands, complementary geographic footprints and technological expertise to deliver a unique portfolio of building products across Asia, Australasia and the Middle East.

Boral will contribute its Gypsum division to the joint venture, which includes its plasterboard operations in Australia and Asia. USG, the largest North American manufacturer of plasterboard, will contribute its Asian and Middle Eastern businesses, as well as exclusive access to its world-leading ceilings, cement board, fibre board, lightweight plasterboard and joint compound building products technologies in the joint venture’s territory.

Bringing together the game-changing technologies and expertise of USG with Boral’s leading manufacturing and distribution network in the region creates a vehicle that will deliver a superior offering to one of the fastest growing plasterboard regions in the world. This combination is expected to position the business with a significant competitive advantage and market leadership position for the long-term.

“The transaction is a major step forward for Boral and our vision is to create a world-leading interior linings business in Asia, Australasia and the Middle East,” said Boral’s CEO & Managing Director, Mike Kane. “The joint venture strategically aligns with Boral’s goal to grow earnings from Asia over the longer-term by effectively leveraging our extensive distribution position with complementary building products and markets. In addition to equipping the Gypsum division for

[1]	Asset value of US$1.6bn is subject to finalisation of fair valuation and completion adjustments, and final foreign exchange rate at the date of completion
[2]	Targeted completion is currently expected to occur in January 2014 long-term accelerated growth in Asia, the joint venture with USG creates a strong competitive advantage for the Australian plasterboard business through the application of game-changing technologies, significantly strengthens Boral’s financial position and provides greater strategic flexibility to the Boral group. This joint venture will be value accretive for our shareholders.”

USG’s Chairman, President and CEO, Jim Metcalf, stated, “We are excited by the prospects for profitable growth through this strategic partnership. We have long been focused on our strategic plan to diversify our earnings and differentiate our business through innovation. The joint venture with Boral, Asia’s leading plasterboard manufacturer and distributor, gives USG the reach to immediately expand our world-leading building products operations outside North America, and enables both companies to more effectively capitalize on market opportunities in some of the world’s highest growth construction markets.”

The roll-out of new technologies across the joint venture operations will be phased over two years and involve a total investment of approximately US$50 million, which is expected to be self-funded through the joint venture.

The Joint Venture is anticipated to benefit from significant synergies, which will ramp up over time and are expected to exceed US$50 million per annum within three years of the new technologies being rolled out. Synergies will come from manufacturing and freight cost savings and will also include revenue enhancements generated by a superior product offering and complementary products that will be sold through existing sales channels.

Frederic de Rougemont, CEO of Boral Gypsum and appointed CEO of the joint venture, said: “The combination of our gypsum and related businesses in Asia, Australasia and the Middle East provides an unparalleled manufacturing and distribution footprint, encompassing some of the highest growth markets in the world. The joint venture’s access to USG’s unrivalled technology and continued innovation will provide the business with superior performing products that are lighter, stronger and more efficient to manufacture, transport and install. This will build on Boral’s well-established gypsum operations in the region, creating a formidable and sustainable leadership position.”

The joint venture will be owned 50% by Boral and 50% by USG. In order to achieve an interest of 50% in the joint venture, USG will pay Boral total cash payments (equalisation payments) of up to US$575 million. USG’s equalisation payments to Boral will occur in tranches, with a portion conditional on the business meeting budgeted targets, as follows:

•	US$500 million upon deal agreement completion;

•	US$25 million on the 3rd anniversary of completion if joint venture earnings targets have been achieved at that time; and

•	US$50 million on the 5th anniversary of completion if joint venture earnings targets have been achieved at that time.

The joint venture will have 633 million m2 (6.8 BSF) of plasterboard manufacturing capacity supplemented by an extensive portfolio of complementary building product operations spanning 12 countries. Management of the joint venture will be shared between Boral and USG with Frederic de Rougemont from Boral Gypsum appointed as CEO and Paul Monzella from USG Corporation appointed as CFO. USG will appoint the Chairman, Jennifer Scanlon, with the right to appoint chairman alternating every two years.

Targeted completion is currently anticipated to occur on or by 31 January 2014 and is subject to certain closing conditions, including Foreign Investment Review Board (FIRB) approval, third party consents, and other conditions precedent as are customary for this type of transaction.

Further detail about the transaction, the joint venture assets, agreed joint venture terms and company specific impacts are outlined in the accompanying presentation.

A joint-CEO presentation and conference call for investors will take place today at

10.30am (Australian Eastern Daylight Standard Time) / 6.30pm (US Central Standard Time).

Dial-in: Australia 1800 098 754 / +61 2 9338 7300; USA 1888 400 8039; Canada 1866 927 0848;

Hong Kong 800 967 072; Singapore 800 616 2252; UK: 080 8234 2459.

Conference ID: 81902152

The presentation will also be webcast via www.boral.com.au and www.USG.com.

USG Corporation:

USG Corporation is a manufacturer and distributor of innovative, high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG Worldwide operations serve the commercial, residential, and repair and remodel construction markets, enabling our customers to build the outstanding spaces where people live, work and play. USG wall, ceiling, exterior sheathing, flooring underlayment and roofing systems provide leading-edge building solutions, while L&W Supply branch locations efficiently stock and deliver building materials throughout the United States. USG and its subsidiaries are proud sponsors of the U.S Olympic and Paralympic teams and the Canadian Olympic team. For additional information, visit www.usg.com.

Boral:

Boral is a global building products and construction materials group, headquartered in Sydney, Australia. With leading positions in Cement & Construction Materials in Australia; Plasterboard in Australia and Asia; and Cladding and Roof Tiles in the USA, Boral produces and distributes a broad range of materials and products including quarry products, cement, fly ash, pre-mix concrete, asphalt, clay bricks, clay and concrete roof tiles, concrete masonry products, plasterboard, windows and timber. See www.boral.com.au for more information.

For more information:

USG Corporation Matthew Ackley Senior Manager, Investor Relations Telephone: +1 312-436-6263 investorrelations@usg.com	Boral Limited Kylie FitzGerald Group Communications & Investor Relations Director Telephone: +61 2 9220 6591 or +61 401 895 894 kylie.fitzgerald@boral.com.au Boral Limited ABN: 13 008 421 761

USG Cautionary Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ materially due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under our credit agreement or other financings; our substantial indebtedness and our ability to incur substantial additional indebtedness; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material and energy costs; volatility in the assumptions used to determine the funded status of our pension plans; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates for us and the industry; our ability to expand into new geographic markets and the stability of such markets; our ability to successfully enter into and operate the joint venture with Boral Limited, including risks that our joint venture partner, Boral Limited, may not fulfill its obligations as an investor or may take actions that are inconsistent with our objectives; our ability to protect our intellectual property and other proprietary rights; changes in laws or regulations, including environmental and safety regulations; the satisfactory performance of certain business functions by third party service providers; our ability to achieve anticipated savings from cost reduction programs; the outcome in contested litigation matters; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release. Additional information concerning these and other factors may be found in our filings with the Securities and Exchange Commission, including the “Risk Factors” in our most recent Annual Report on Form 10-K.